Exhibit 21.1

Name of the Entity	Jurisdiction
Qinheng Co., Limited	Hong Kong
Qiner Co., Limited	Hong Kong
CLIVST Ltd.	British Virgin Islands
FDT-CL Financial Technology Services Limited	Hong Kong
JQ Technology Co., Limited	Hong Kong
JIALIN Technology Limited	Taiwan
Shanghai Qincheng Information Technology Co., Ltd.	PRC
ChinaLink Professional Services Co., Ltd.	PRC
CLPS Dalian Co., Ltd.	PRC
CLPS Ruicheng Co., Ltd.	PRC
CLPS Beijing Hengtong Co., Ltd.	PRC
Judge (Shanghai) Co., Ltd.	PRC
Judge (Shanghai) Human Resource Co., Ltd.	PRC
CLPS-Ridik Technology (Australia) Pty. Ltd.	Australia
CLPS Technology (Singapore) Pte. Ltd.	Singapore
CLPS Technology (HK) Co., Ltd.	Hong Kong
CLPS Shenzhen Co., Ltd.	PRC
Tianjin Huanyu Qinshang Network Technology Co., Ltd.	PRC
CLPS Guangzhou Co., Ltd.	PRC
CLPS Technology (US) Ltd.	Delware
CLPS Technology (California) Inc.	California
Infogain Solutions PTE. Ltd.	Singapore
CLPS Hangzhou Co. Ltd.	PRC
Ridik Pte. Ltd.	Singapore
Ridik Consulting Private Limited	India
Ridik Sdn. Bhd.	Malaysia
Ridik Software Solutions Pte. Ltd.	Singapore
Ridik Software Solutions Ltd.	UK
Suzhou Ridik Information Technology Co., Ltd.	PRC
CLPS Technology Japan	Japan
Qinson Credit Card Services Limited	Hong Kong